As filed pursuant to rule 424(b)(5)
                                          Registration Number 333-00055

PROSPECTUS SUPPLEMENT
(To Prospectus Dated February 2, 1996)


                                  $200,000,000
                           COMMERCIAL CREDIT COMPANY
                       5.55% NOTES DUE FEBRUARY 15, 2001
                              -------------------

                   INTEREST PAYABLE FEBRUARY 15 AND AUGUST 15
                              -------------------

    Commercial Credit Company (the "Company") is offering $200,000,000 principal amount of its 5.55% Notes due February 15, 2001 (the "Notes"). Interest on the Notes is payable on February 15 and August 15, commencing August 15, 1996. The Notes may not be redeemed prior to maturity. See "Description of Notes."

    The Notes will be issued in fully registered form only in denominations of $1,000 or integral multiples thereof. The Notes will be initially represented by one or more global notes registered in the name of The Depository Trust Company ("DTC") or its nominee. Beneficial interests in Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. Owners of beneficial interests in Notes will be entitled to physical delivery of Notes in certificated form equal in principal amount to their respective beneficial interests only under the limited circumstances described herein. See "Description of Notes--Book-Entry Notes."

    Settlement for the Notes will be made in immediately available funds. The Notes will trade in the Same-Day Funds Settlement System of DTC, and, to the extent that secondary market trading activity in the Notes is effected through the facilities of DTC, such trades will be settled in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                                       Underwriting
                                            Price to                    Discounts                 Proceeds to
                                           Public (1)              and Commissions (2)          Company (1) (3)

Per Note......................              100.000%                      .151%                     99.849%
Total.........................            $200,000,000                   $302,000                $199,698,000

(1) Plus accrued interest, if any, from February 15, 1996 to the date of delivery.
(2) The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
(3) Before deducting expenses payable by the Company estimated to be $75,000.

                              -------------------

    The Notes are offered by the Underwriter named herein, subject to prior sale, when, as and if accepted by the Underwriter and subject to certain conditions. It is expected that delivery of the Notes in book-entry form will be made through the facilities of DTC, on or about February 15, 1996.

                              -------------------

                                LEHMAN BROTHERS
February 12, 1996

    IN CONNECTION WITH THIS OFFERING, THE UNDERWRITER MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE NOTES OFFERED HEREBY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT.

                              -------------------

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company at December 31, 1995 and as adjusted to give effect to the issuance and sale of the Notes, the issuance and sale of additional long-term debt of the Company after December 31, 1995 through the date hereof, and the application of the proceeds from each of these transactions to the repayment of short-term borrowings, as if such transactions had occurred on December 31, 1995.

                                                                           AT DECEMBER 31, 1995
                                                                        --------------------------
                                                                        OUTSTANDING    AS ADJUSTED
                                                                        -----------    -----------
                                                                          (DOLLARS IN MILLIONS)
Debt:
  Certificates of deposit............................................    $    98.3      $    98.3
  Short-term borrowings..............................................      1,394.2          994.2
  Long-term debt.....................................................      5,200.0        5,600.0
                                                                        -----------    -----------
      Total debt.....................................................    $ 6,692.5      $ 6,692.5
                                                                        -----------    -----------
Stockholder's equity:
  Common stock ($.01 par value)--1,000
    shares authorized: issued--1 share...............................       --             --
  Additional paid-in capital.........................................        163.5          163.5
  Retained earnings..................................................        984.4          984.4
  Other..............................................................         15.0           15.0
                                                                        -----------    -----------
      Total stockholder's equity.....................................      1,162.9        1,162.9
                                                                        -----------    -----------
Total capitalization.................................................    $ 7,855.4      $ 7,855.4
                                                                        ===========    ===========

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                   NINE MONTHS
                                                      ENDED
                                                    SEPTEMBER            YEAR ENDED DECEMBER 31,
                                                       30,         ------------------------------------
                                                       1995        1994    1993    1992    1991    1990
                                                   ------------    ----    ----    ----    ----    ----
 Ratio of earnings to fixed charges.............       1.70        1.83    2.09    2.12*   1.67    1.54

------------

* Included in earnings from continuing operations before income taxes (used in the computation above) are net gains of $47.0 million resulting from the sale of stock of Inter-Regional Financial Group, Inc., the sale of the Company's investment in the common stock of Musicland Stores Corporation and the sale of 50% of Commercial Insurance Resources, Inc. Without giving effect to these net gains, the ratio of earnings to fixed charges for 1992 would have been 1.99.

    The ratio of earnings to fixed charges has been computed by dividing earnings from continuing operations before income taxes and fixed charges by the fixed charges. For purposes of these ratios, fixed charges consist of interest expense and that portion of rentals deemed representative of the appropriate interest factor.

                                USE OF PROCEEDS

    The net proceeds to be received by the Company from the sale of the Notes will be added to its general corporate funds and may be used to reduce or refinance other borrowings, for investments or for general corporate purposes. In order to fund its financial services business, the Company expects to incur additional indebtedness in the future.

                              DESCRIPTION OF NOTES

    The following description of the terms of the Notes offered hereby (referred to in the Prospectus as the "Offered Securities") supplements the description of the general terms of Securities set forth in the Prospectus, to which description reference is hereby made. The following summary of the Notes is qualified in its entirety by reference thereto and to the Indenture referred to therein.

    The Notes will be limited to $200,000,000 in aggregate principal amount, as a result of which, as of February 12, 1996, $950,000,000 aggregate principal amount of Securities remains currently available to be offered by the Company under the Registration Statements of which this Prospectus Supplement and the accompanying Prospectus form a part. The Notes will be issued only in fully registered form without coupons, in denominations of $1,000 and integral multiples thereof. Initially, the Notes will be issued in the form of one or more global notes (each, a "Book-Entry Note") registered in the name of DTC or its nominee, as described below. The Notes will bear interest from February 15, 1996, at the annual rate set forth on the cover page of this Prospectus Supplement. The Notes will mature on February 15, 2001. Interest on the Notes will be payable semiannually on February 15 and August 15, commencing August 15, 1996, to the persons in whose names the Notes are registered at the close of business on the preceding January 31 or July 31, respectively. The Notes will not be redeemable prior to maturity and will not be subject to any sinking fund.

    Principal of and interest on the Notes will be payable at the office or agency of the Company to be maintained in the Borough of Manhattan, The City of New York, initially at the Corporate Trust Office of the Trustee, 111 Wall Street, Fifth Floor, New York, New York; provided, however, that at the option of the Company, payment of interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the register of holders of Notes. Notwithstanding the foregoing, payments of principal of and interest on Book-Entry Notes will be made as described below.

    The Indenture permits the defeasance of Securities upon the satisfaction of the conditions described under "Description of Securities--Defeasance" in the Prospectus. The Notes are subject to these defeasance provisions.

BOOK-ENTRY NOTES

    The Notes will initially be issued in the form of one or more Book-Entry Notes, which will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Except as set forth below, Book-Entry Notes may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

    Principal and interest payments on the Notes represented by one or more Book-Entry Notes will be made by the Company to DTC or its nominee, as the case may be, as the registered owner of the related Book-Entry Note or Notes. The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of Book-Entry Notes, will credit immediately the accounts of the related participants with payment in amounts proportionate to their respective holdings in principal amount of beneficial interests in such Book-Entry Notes as shown on the records of DTC. Neither the Company nor the Trustee or any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of Book-Entry Notes, or for maintaining, supervising or reviewing any records relating to such beneficial interests. The Company also expects that payments by participants to owners of beneficial interests in Book-Entry Notes held through such participants will be governed by standing customer instructions and customary practices, as is the case with securities registered in "street name." Such instructions will be the responsibility of such participants.

    If DTC is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue Notes in certificated form in exchange for beneficial interests in the Book-Entry Notes. In addition, the Company may at any time determine not to have its Notes represented by one or more Book-Entry Notes, and, in such event, will issue Notes in certificated form in exchange for beneficial interests in Book-Entry Notes. In any such instance, an owner of a beneficial interest in a Book-Entry Note will be entitled to physical delivery in certificated form of Notes equal in principal amount to such beneficial interest and to have such Notes registered in its name. Notes so issued in certificated form will be issued in denominations of $1,000 or any amount in excess thereof that is an integral multiple of $1,000 and will be issued in registered form only, without coupons.

SAME-DAY SETTLEMENT AND PAYMENT

    Settlement for the Notes will be made by the Underwriter in immediately available funds. All payments of principal and interest will be made by the Company in immediately available funds.

    Secondary trading in long-term notes and debentures of corporate issuers is generally settled in clearing-house or next-day funds. In contrast, the Notes are expected to trade in the Same-Day Funds Settlement System of DTC until maturity, and, to the extent that secondary market trading activity in the Notes is effected through the facilities of DTC, such trades will be settled in immediately available funds. No assurance can be given as to the effect, if any, of settlement in immediately available funds on trading activity in the Notes.

                                  UNDERWRITING

    Subject to the terms and conditions set forth in the Terms Agreement dated February 12, 1996, which incorporates by reference the Underwriting Agreement Basic Provisions dated November 28, 1989 (together, the "Underwriting Agreement"), the Company has agreed to sell to Lehman Brothers Inc., as underwriter (the "Underwriter"), and the Underwriter has agreed to purchase, the entire principal amount of the Notes.

    The Underwriting Agreement provides that the obligations of the Underwriter to pay for and accept delivery of the Notes is subject to the approval of certain legal matters by its counsel and to certain other conditions. The Underwriter is committed to take and pay for all of the Notes if any are taken.

    The Underwriter proposes to offer part of the Notes directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a concession not in excess of .125% of the principal amount under the public offering price. The Underwriter may allow, and such dealers may reallow, a concession not in excess of .100% of the principal amount to certain other dealers.

    The Company has agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

    The Company does not intend to apply for listing of the Notes on a national securities exchange, but has been advised by the Underwriter that it presently intends to make a market in the Notes, as permitted by applicable laws and regulations. The Underwriter is not obligated, however, to make a market in the Notes and any such market making may be discontinued at any time at the sole discretion of the Underwriter. Accordingly, no assurance can be given as to the liquidity of, or trading markets for, the Notes.

    The Underwriter and its affiliates may engage in transactions with and perform services for the Company or one or more of its affiliates in the ordinary course of business.

    This Prospectus Supplement, together with the Prospectus, may also be used by Smith Barney Inc. ("Smith Barney"), an affiliate of the Company, in connection with offers and sales of the Notes in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Smith Barney may act as principal or agent in such transactions.

                                    EXPERTS

    The consolidated financial statements and schedules of the Company as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been incorporated by reference herein, in reliance upon the report (also incorporated by reference herein) of KPMG Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994 consolidated financial statements and schedules refers to changes in the Company's method of accounting for certain investments in debt and equity securities in 1994, methods of accounting for postretirement benefits other than pensions and accounting for postemployment benefits in 1993, and method of accounting for income taxes in 1992.

                                 LEGAL OPINIONS

    The validity of the Notes offered hereby will be passed upon for the Company by Charles O. Prince, III, Esq., as counsel for the Company, 388 Greenwich Street, New York, New York 10013 and for the Underwriter by Dewey Ballantine, 1301 Avenue of the Americas, New York, New York 10019-6092. Mr. Prince, Senior Vice President, General Counsel and Secretary of the Company, beneficially owns, or has rights to acquire under Travelers Group Inc. employee benefit plans, an aggregate of less than 1% of the common stock of Travelers Group Inc. Dewey Ballantine has from time to time acted as counsel for Travelers Group Inc. and certain of its subsidiaries and may do so in the future.

PROSPECTUS

                           COMMERCIAL CREDIT COMPANY

                                DEBT SECURITIES
                              -------------------

    Commercial Credit Company (the "Company") has offered or may offer, from time to time, its debt securities (the "Securities"), from which the Company will receive proceeds of up to $1,150,000,000 (or the equivalent in foreign denominated currencies or units of two or more currencies, based on the applicable exchange rate at the time of sale, as shall be designated by the Company at the time of sale). The Securities will be offered to the public on terms determined by market conditions at the time of sale. When a particular series of Securities is offered (the "Offered Securities"), a supplement to this Prospectus (the "Prospectus Supplement") will be delivered with this Prospectus setting forth with respect to such series:
the specific designation, aggregate principal amount, denominations, currency, purchase price, maturity, rate (which may be fixed or variable) and time of payment of interest (if any), redemption terms and any other variable terms.

                              -------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
        SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
             COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                 THIS PROSPECTUS. ANY REPRESENTATION    TO THE
                        CONTRARY IS A CRIMINAL OFFENSE.

                              -------------------

    The Offered Securities sold by the Company will be sold directly or through agents designated from time to time, or through underwriters or dealers, which may be a group of underwriters represented by one or more firms. If any agents of the Company or any underwriters are involved in the sale by the Company of the Offered Securities, the names of such agents or underwriters and any applicable fee, commission, purchase price or discount arrangements with them will be set forth in the Prospectus Supplement. The net proceeds to the Company from such sale will be set forth in the Prospectus Supplement. The Company may also sell Offered Securities directly to investors on its own behalf. This Prospectus, together with an appropriate Prospectus Supplement, may also be used by Smith Barney Inc. ("Smith Barney"), an affiliate of the Company, in connection with market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Smith Barney may act as principal or agent in such transactions.

                THE DATE OF THIS PROSPECTUS IS FEBRUARY 2, 1996

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS OR THE ACCOMPANYING PROSPECTUS SUPPLEMENT AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR SMITH BARNEY. THIS PROSPECTUS AND THE ACCOMPANYING PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THE PROSPECTUS SUPPLEMENT RELATES, OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER OR THEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE AFFAIRS OF THE COMPANY OR ITS SUBSIDIARIES SINCE THE DATE HEREOF.

                              -------------------

    FOR NORTH CAROLINA PURCHASERS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT.

                              -------------------

                             AVAILABLE INFORMATION

    The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information can be inspected and copied at the public reference facilities maintained by the Commission at: Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549; Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; and Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. Such reports and other information can also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005, where certain of the Company's debt securities are listed.

                              -------------------

    The Company has filed with the Commission Registration Statements on Form S-3 (the "Registration Statements") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statements and exhibits thereto. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or document filed as an exhibit to the Registration Statements, each such statement being qualified in all respects by such reference.

                              -------------------

    IN CONNECTION WITH THE OFFERING OF CERTAIN SECURITIES, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICES OF SUCH SECURITIES OR OTHER SECURITIES OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The Company incorporates by reference the following documents heretofore filed with the Commission pursuant to the Exchange Act:

        1. Annual Report on Form 10-K of the Company for the fiscal year ended December 31, 1994;

        2. Quarterly Reports on Form 10-Q of the Company for the fiscal quarters ended March 31, 1995, June 30, 1995 and September 30, 1995.

        3. Current Reports on Form 8-K of the Company, dated January 17, 1995, January 18, 1995, February 3, 1995, February 23, 1995, March 14, 1995, April 17, 1995, April 17, 1995, May 5, 1995, May 16, 1995, May 30, 1995, June 2,
    1995, June 20, 1995, July 17, 1995, September 14, 1995, October 16, 1995,
    December 4, 1995, January 16, 1996 and January 18, 1996.

    All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the later of (i) the termination of the offering being made hereby and (ii) the date on which Smith Barney ceases offering and selling Securities pursuant to this Prospectus shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing such documents.

    Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, in an accompanying Prospectus Supplement or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement or data so superseded or modified shall not be deemed to constitute a part of this Prospectus except as so superseded or modified.

    The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference in the Registration Statements of which this Prospectus forms a part, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests should be directed to Patricia A. Rouzer, Corporate Communications and Investor Relations, Commercial Credit Company, 300 St. Paul Place, Baltimore, Maryland 21202; telephone (410) 332-3888.

                                  THE COMPANY

    The Company, which is a wholly owned subsidiary of Travelers Group Inc. ("Travelers"), is a financial services holding company engaged, through subsidiaries, principally in the business of consumer finance services. This Prospectus relates only to the Securities of the Company and not to the securities of any of its affiliates. As of December 31,1995, the Company's consumer finance business, which includes lending services, credit-related insurance and credit card services, maintained 850 loan offices in 43 states.

    The Company's lending services consist of loans to consumers, including secured and unsecured personal loans, both fixed and variable real estate-secured loans and loans to finance consumer goods purchases. Through its bank subsidiaries, the Company provides credit card services to individuals and to affinity groups nationwide. American Health and Life Insurance Company, a subsidiary of the Company, and its affiliates underwrite or arrange for credit-related insurance, which is offered to customers of the Company's consumer finance business.

    On December 31, 1993, Travelers acquired the approximately 73% it did not already own of The Travelers Corporation ("old Travelers"), by means of a merger of old Travelers into Travelers. As a result of the merger, the Company's investment in the common stock of old Travelers, which through that date had been carried on the equity basis of accounting, was exchanged for 7.2 million shares of common stock of Travelers at a ratio of 0.80423 of a share of Travelers common stock for each share of old Travelers common stock. During 1994, all of the Company's shares of Travelers common stock were exchanged for 2,655 shares of Cumulative Adjustable Rate Preferred Stock, Series Y, of Travelers, with a liquidation value of $100,000 per share, which is redeemable at the option of the holder at certain times and callable by Travelers at certain times. The preferred stock had a value equal to the market value of the common shares at the time the exchange was agreed upon. Subsequently 550 shares of preferred stock were distributed to Travelers as a dividend.

    The principal offices of the Company are located at 300 St. Paul Place, Baltimore, Maryland 21202; telephone (410) 332-3000. The Company was incorporated in Delaware in 1968.

                                USE OF PROCEEDS

    Unless otherwise set forth in the applicable Prospectus Supplement, the Company intends to apply the net proceeds from the sale of the Offered Securities to fund its financial services business and for general corporate purposes, which may include the reduction or refinancing of other borrowings, or the making of investments or capital contributions to subsidiaries of the Company. Also, in order to fund its financial services business, the Company expects to incur additional indebtedness in the future.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                              NINE MONTHS
                                                 ENDED
                                             SEPTEMBER 30,           YEAR ENDED DECEMBER 31,
                                             -------------    -------------------------------------
                                                 1995         1994    1993    1992     1991    1990
                                             -------------    ----    ----    ----     ----    ----
Ratio of earnings to fixed charges........     1.70           1.83    2.09    2.12(1)  1.67    1.54

    The ratio of earnings to fixed charges has been computed by dividing earnings from continuing operations before income taxes and fixed charges by the fixed charges. For purposes of this ratio, fixed charges consist of interest expense and that portion of rentals deemed representative of the appropriate interest factor.

------------
(1) Included in earnings from continuing operations before income taxes (used in the computation above) are net gains of $47.0 million resulting from the sale of stock of Inter-Regional Financial Group, Inc., the sale of the Company's investment in the common stock of Musicland Stores Corporation and the sale of 50% of Commercial Insurance Resources, Inc. Without giving effect to these net gains, the ratio of earnings to fixed charges for 1992 would have been 1.99.

                           DESCRIPTION OF SECURITIES

    The following description of the terms of the Securities sets forth certain general terms and provisions of the Securities to which any Prospectus Supplement may relate. The particular terms of the Securities offered by any Prospectus Supplement (the "Offered Securities") and the extent, if any, to which such general provisions may apply to the Securities so offered will be described in the Prospectus Supplement relating to such Offered Securities.

    The Securities are to be issued under an Indenture, dated as of December 1, 1986, as supplemented by the First Supplemental Indenture, dated as of June 13, 1990 (as supplemented, the "Indenture") between the Company and Citibank, N.A. (the "Trustee"), a copy of which Indenture is incorporated by reference as an exhibit to the Registration Statements.

    The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Indenture, including the definitions therein of certain terms. Wherever particular provisions or defined terms of the Indenture are referred to, such provisions or defined terms are incorporated herein by reference. Capitalized terms not otherwise defined herein shall have the meaning given to them in the Indenture.

GENERAL

    The Securities will be unsecured obligations of the Company and will not be subordinated to other indebtedness of the Company.

    Securities offered by this Prospectus will be limited to an aggregate initial public offering price of approximately $1,150,000,000 or the equivalent thereof in one or more foreign currencies or composite currencies.

    The Indenture does not limit the aggregate principal amount of Securities which may be issued thereunder and provides that Securities may be issued thereunder from time to time in one or more series.

    Reference is made to the Prospectus Supplement relating to the particular series of Securities offered thereby for the following terms, when applicable, of the Offered Securities: (a) the designation of the Offered Securities; (b) any limit on the aggregate principal amount of the Offered Securities; (c) the date or dates on which the Offered Securities will mature; (d) the rate or rates (which may be fixed or variable) per annum at which the Offered Securities will bear interest, if any, and the date from which suchinterest will accrue; (e) the dates on which such interest, if any, will be payable and the Regular Record Dates for such Interest Payment Dates; (f) any mandatory or optional sinking fund or purchase fund or analogous provisions; (g) if applicable, the date after which and the price or prices at which the Offered Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed at the option of the Company or the Holder thereof and the other detailed terms and provisions of such optional or mandatory redemption; (h) the place or places of payment of principal of (and premium, if any) and interest on the Offered Securities; (i) special provisions relating to the issuance of any Bearer Securities of any series; (j) the currency in Dollars, Foreign Currency or any composite currency of any series; (k) any deletions from, changes in or additions to Events of Default or covenants of the Company in the Indenture; (l) the form of Securities and Coupons, if any; and (m) any other terms of the Offered Securities. (Section
301)

    The Securities will be issuable as Registered Securities, as Bearer Securities or both. Securities of a series may be issuable in the form of one or more Global Securities, as described below under "Global Securities." Unless the Prospectus Supplement relating thereto specifies otherwise, Registered Securities denominated in U.S. dollars will be issued only in denominations of $1,000 or any integral multiple thereof, and Bearer Securities denominated in U.S. dollars will be issued only in denominations of

$5,000. The Prospectus Supplement relating to a series of Securities denominated in a foreign or composite currency will specify the denomination thereof. (Section 302)

    At the option of the Holder upon request confirmed in writing, and subject to the terms of the Indenture, Bearer Securities (with all unmatured coupons, except as provided below) of any series will be exchangeable into an equal aggregate principal amount of Registered Securities of the same series (with the same interest rate and maturity date) and Registered Securities of any series will be exchangeable into an equal aggregate principal amount of Registered Securities of the same series (with the same interest rate and maturity date) of different authorized denominations. If a Holder surrenders Bearer Securities in exchange for Registered Securities between a Regular Record Date or, in certain circumstances, a Special Record Date, and the relevant Interest Payment Date, such Holder will not be required to surrender the Coupon relating to such interest payment date. Registered Securities may not be exchanged for Bearer Securities. (Section 305)

    Securities may be presented for exchange, and Registered Securities (other than a Global Security) may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed), at the office of any transfer agent or at the office of the Security Registrar, without service charge and upon payment of any taxes and other govermental charges as described in the Indenture. Such registration of transfer or exchange will be effected upon the transfer agent's or the Security Registrar's, as the case may be, being satisfied with the documents of title and identity of the person making the request. (Section 305). Bearer Securities will be transferable by delivery.

    The Company may, in addition to issuing Securities with terms different from those of Securities previously issued, "reopen" a previous issue of a series of Securities and issue additional Securities of such series.

    Securities may be issued under the Indenture as Original Issue Discount Securities to be offered and sold at a substantial discount from the principal amount thereof. If the Offered Securities are Original Issue Discount Securities, the special Federal income tax, accounting and other considerations applicable thereto will be described in the Prospectus Supplement relating thereto. As defined in the Indenture, "Original Issue Discount Security" means any security which provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the Maturity thereof upon the occurrence of an Event of Default and the continuation thereof. (Section 101 and 502)

PAYMENT AND PAYING AGENTS

    Payment of principal of and premium, if any, on Registered Securities (other than a Global Security) will be made in the designated currency against surrender of such Registered Securities at the Corporate Trust Office of the Trustee in The City of New York. Unless otherwise indicated in the Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Security is registered at the close of business on the Regular Record Date for such interest. Unless otherwise indicated in the Prospectus Supplement, payments of such interest will be made at the Corporate Trust Office of the Trustee in The City of New York, or by a check in the designated currency mailed to the Holder at such Holder's registered address. (Sections 307 and 1001)

    Payment of principal of and premium, if any, and interest on Bearer Securities will be payable in the currency and in the manner designated in the Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Company may appoint from time to time. The paying agents outside the United States initially appointed by the Company for a series of Securities will be named in the Prospectus Supplement. The Company may terminate the appointment of any of the paying agents from time to time, except that the Company will maintain at least one paying agent in The City of New York for payments with respect to Registered Securities and such other paying agents as shall be required. (Section 1002)

    All moneys paid by the Company to a paying agent for the payment of principal of or premium, if any, or interest on any Security that remains unclaimed at the end of three years after such principal, premium or interest shall have become due and payable will be repaid to the Company and the Holder of such Security or any Coupon appertaining thereto will thereafter look only to the Company for payment thereof. (Section 1003)

GLOBAL SECURITIES

    The Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depository identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. (Section 311)

    The specific terms of the depository arrangement with respect to a series of Securities will be described in the Prospectus Supplement relating to such series. Unless otherwise indicated in an accompanying Prospectus Supplement, the following provisions will apply to any depository arrangements.

    Global Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in the name of DTC or its nominee. Except as set forth below or in an accompanying Prospectus Supplement, Global Securities may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

    DTC has advised the Company that it is a limited-purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities for persons that have accounts with DTC ("participants") and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of which (and/or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. Persons who are not participants may beneficially own interests in securities held by DTC only through participants.

    Upon the issuance by the Company of a Global Security, DTC will credit, on its book-entry registration and transfer system, the respective principal amounts of the Securities represented by such Global Security to the accounts of participants. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in Global Securities will be shown on, and the transfer of such interests will be effected only through, records maintained by DTC or its nominee (with respect to beneficial interests of participants) or by participants or persons that may hold interests through participants (with respect to beneficial interests of beneficial ownership). The laws of some states may require that certain purchasers of securities take physical delivery of such securities in certificated form. Such limits and such laws may impair the ability to transfer beneficial interests in Global Securities.

    So long as DTC or its nominee is the registered owner of the Global Securities, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the Securities represented by such Global Securities for all purposes under the Indenture. Except as provided in an accompanying Prospectus Supplement, owners of beneficial interests in Global Securities will not be entitled to have Securities represented by such Global Securities registered in their names, will not receive or be entitled to receive physical delivery of such Securities in certificated form and will not be considered the owners or holders thereof under the Indenture.

OPTIONAL REDEMPTION

    Reference is made to the Prospectus Supplement relating to each series of Offered Securities for any optional redemption provisions relating to such Offered Securities.

SINKING FUND

    Reference is made to the Prospectus Supplement relating to each series of Offered Securities for any sinking fund provisions relating to such Offered Securities.

LIMITATIONS ON LIENS

    The Indenture provides that the Company will not create, assume or suffer to exist any mortgage, pledge, encumbrance, lien or charge of any kind on any of its properties or assets, with certain exceptions as to liens created otherwise than in connection with the borrowing of money or the obtaining of credit (so long as such lien does not materially impair the value or use of such properties) and as to liens on properties at the time of their acquisition or created on properties being constructed or acquired, or to secure a portion of the cost or purchase price thereof (but only if such lien covers fixed assets or other physical properties only and such property is not encumbered in excess of two-thirds of the lesser of the cost or fair value thereof); provided, however, that the limitations on liens shall apply only to liens which in the aggregate exceed 5% of the Company's consolidated net worth as of the end of the Company's most recent accounting period preceding the creation or assumption of any such lien. (Section 1005)

RESTRICTIONS ON RELATED COMPANY TRANSACTIONS

    The Indenture provides that the Company will not, and will not permit any Subsidiary, directly or indirectly, to: (1) make an acquisition from a Related Company of any assets, excluding the acquisition of Affiliate-Related Receivables or the making of Investments in Related Companies, if such acquisition, in any one transaction or series of related transactions, is one in which the aggregate consideration to be paid by the Company or Subsidiary shall exceed $50 million, unless the Company shall have received a written opinion from an investment banking firm of national reputation or an appraiser commercially experienced in the type of assets to be acquired to the effect that the purchase price to be paid by the Company or a Subsidiary for such assets does not exceed the fair market value of such assets or to the effect that such purchase price is fair to the Company and Subsidiary from a financial point of view; or (2) make any Investment in any Related Company unless after the making of such Investment the sum of the aggregate outstanding Investments in Related Companies owned by the Company and any Subsidiary shall not exceed 10% of Consolidated Tangible Net Worth; or (3) purchase any Affiliate-Related Receivable unless after the purchase of such Affiliate-Related Receivable the sum of the aggregate outstanding Affiliate-Related Receivables owned by the Company and any Subsidiary shall not exceed 5% of Consolidated Total Assets; unless both (x) the provisions of clauses (1), (2) or (3) above are met and (y) the terms and conditions of such transaction are no more favorable to the Related Company than the terms and conditions which the Related Company could have obtained, taking into account all applicable factors including the credit quality of the Related Company, from a Person which was not the Company or a Subsidiary of the Company. (Section 1008). In the event the opinion of an investment banking firm or appraiser shall be required, the investment banking firm or appraiser which provides the opinion will be selected by the Company from time to time, in its sole discretion, and may include a firm which is, at the time of rendering such opinion, or was previously, or in the future may be, a Related Company.

    "Related Company" is defined in the Indenture as (i) any Person that directly, or indirectly through one or more intermediaries, controls the Company (a "Controlling Person") or (ii) any Person (other than the Company or a Subsidiary of the Company) which is controlled by or is under common control with a Controlling Person. As used herein, the term "control" means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

RESTRICTIONS ON MERGER

    The Company may not consolidate or merge with any other corporation or sell, lease, transfer or otherwise dispose of all or substantially all of its assets to another Person unless (i) the successor Person is organized and existing under the laws of the United States of America or a State thereof or the District of Columbia and assumes payment of the principal of and interest on the Securities and the performance and the observance of the Indenture, and (ii) such successor Person shall not, immediately after such merger or consolidation, or such sale or conveyance, be in default in the performance of any covenant or condition of the Indenture. (Section 801)

EVENTS OF DEFAULT

    The following are Events of Default under the Indenture with respect to Securities of any series: (a) failure to pay principal of or premium, if any, on any Security of that series at its Maturity; (b) failure to pay any interest on any Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Security of that series; (d) any other defaults in the performance, or breach, of any covenant of the Company in the Indenture, continued for 60 days after notice of such default or breach from the Trustee or the Holders of at least 25% in principal amount of the outstanding Securities of that series; (e) the occurrence of a default in payment of any debt resulting from borrowing in excess of $10,000,000 or any interest thereon for a period longer than the specified period of grace which shall have resulted in acceleration of the maturity thereof without such acceleration having been rescinded within 10 Business Days after due notice to the Company of such default by the Trustee or by such notice to the Company and the Trustee by Holders of at least 10% of the principal amount of the outstanding Securities of that series; (f) certain events of bankruptcy, insolvency or reorganization; and (g) any other Event of Default provided with respect to Securities of that series. (Section 501)

    If an Event of Default with respect to Outstanding Securities of any series shall occur and be continuing, either the Trustee or the Holders of at least 25% in principal amount of the Outstanding Securities of that series may declare the principal amount (or, if the Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all Securities of that series to be due and payable immediately. However, at any time after a declaration of acceleration with respect to Securities of any series has been made, but before a judgment or decree based on such acceleration has been obtained, the Holders of a majority in principal amount of Outstanding Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502). For information as to waiver of defaults, see "Modification and Waiver." Reference is made to the Prospectus Supplement relating to each series of Offered Securities which are Original Issue Discount Securities for the particular provisions relating to acceleration of the Maturity of a portion of the principal amount of such Original Issue Discount Securities upon the occurrence of an Event of Default and the continuation thereof.

    The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603). Subject to such provisions for indemnification of the Trustee, the Holders of a majority in principal amount of the Outstanding Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the Securities of that series. (Section 512)

    The Company will be required to furnish to the Trustee annually a statement as to the performance by the Company of certain of its obligations under the Indenture and as to any default in such performance. (Section 1006)

DEFEASANCE

    The Indenture provides that, if specified with respect to the Securities of a particular series, the Company (a) shall be discharged from its obligations in respect of the Securities of such series ("defeasance and discharge"), or (b) may cease to comply with the restrictive covenants ("covenant defeasance") in
Article 8 (Consolidation, Merger or Sale), Section 1005 (Limitations on Liens) and Section 1008 (Restrictions on Related Company Transactions), and any such omission shall not be an Event of Default with respect to the Securities of such series, in each case at any time prior to the Stated Maturity or redemption thereof, when the Company has irrevocably deposited with the Trustee, in trust,
(i) sufficient funds in the currency or currency unit in which the Securities are denominated to pay the principal of (and premium, if any), and interest to Stated Maturity (or redemption) on, the Securities of such series, or (ii) such amount of direct obligations of, or obligations the principal of and interest on which are fully guaranteed by, the government which issued the currency in which the Securities are denominated, and which are not subject to prepayment, redemption or call, as will, together with the predetermined and certain income to accrue thereon without consideration of any reinvestment thereof, be sufficient to pay when due the principal of (and premium, if any), and interest to Stated Maturity (or redemption) on, the Securities of such series. Such defeasance and discharge and covenant defeasance are conditioned upon the Company's delivery of an opinion of counsel that the Holders of the Securities of such series will have no Federal income tax consequences as a result of such deposit. Upon such defeasance and discharge, the Holders of the Securities of such series shall no longer be entitled to the benefits of the Indenture, except for the purposes of registration of transfer and exchange of the Securities of such series and replacement of lost, stolen or mutilated Securities and shall look only to such deposited funds or obligations for payment. The Indenture contemplates that such defeasance and discharge or covenant defeasance may be accomplished in a manner otherwise than that set forth above, if so specified in the terms of the Securities of any series and as disclosed in a Prospectus Supplement relating to the Securities of such series. (Section 403)

    Under current Federal income tax law, the defeasance and discharge contemplated in the preceding paragraph would be treated as a taxable exchange of the Securities for an interest in the trust. As a consequence, each Holder of Securities would recognize gain or loss equal to the difference between the value of the Holder's interest in the trust and the Holder's tax basis for the Securities deemed exchanged. Thereafter, each Holder would be required to include in income his share of any income, gain and loss recognized by the trust. Although a Holder could be subject to Federal income tax on the deemed exchange of the defeased Securities for an interest in the trust, such Holder would not receive any cash until the maturity (or an earlier redemption) of such Securities (except for current interest payments, if any). Under current Federal income tax law, covenant defeasances would not similarly be treated as a taxable exchange of such Securities. Prospective investors are urged to consult their own tax advisors as to the specific consequences of such defeasances and discharges, including the applicability and effect of tax laws other than the Federal income tax law.

MODIFICATION AND WAIVER

    Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the Holders of 66 2/3% in principal amount of the Outstanding Securities of each series affected thereby; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Security affected thereby, (a) change the stated maturity date of the principal of, or any installment of principal of or interest on, any Security, (b) reduce the principal amount of, or the premium, if any, or interest, if any, on, any Security, (c) reduce the amount of principal of any Original Issue Discount Security payable upon acceleration of the Maturity thereof, or (d) reduce the percentage in principal amount of Outstanding Securities of any series, the consent of the Holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults. (Section 902)

    Modifications and amendments of the Indenture may be made by the Company and the Trustee without the consent of any Holder to evidence a successor to the Company, to add to the Company's covenants or Events of Default, to permit or facilitate Securities to be issued by book entry or in bearer form or relating to the place of payment thereof, to provide for a successor trustee, to establish forms or terms of Securities, to change or eliminate any provision not adversely affecting any interests of Holders of outstanding Securities in any material respect or to cure any ambiguity or inconsistency. (Section 901)

    The Holders of 66 2/3% in principal amount of the Outstanding Securities of any series may on behalf of the Holders of all Securities of that series waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Indenture. (Section 1007). The Holders of a majority in principal amount of the Outstanding Securities of any series may on behalf of the Holders of all Securities of that series waive any past default under the Indenture with respect to Securities of that series, except a default in the payment of the principal of, or premium, if any, or interest, if any, on, any Security of that series or in respect of any provision which under the Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Security of that series affected. (Section 513)

THE TRUSTEE

    The Trustee from time to time makes loans to, and acts as depository for funds of, the Company and affiliates of the Company.

                              PLAN OF DISTRIBUTION

    The Company may sell the Securities in any of the following ways: (i) through underwriters or dealers; (ii) directly; (iii) through agents; or (iv) through a combination of any such methods of sale. The Prospectus Supplement with respect to an offering of Offered Securities will set forth the terms of such offering, including the name or names of any underwriters, the purchase price of the Offered Securities and the proceeds to the Company from such sale, any underwriting discounts and other items constituting underwriters' compensation, any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchanges on which the Offered Securities may be listed.

    If underwriters are used in the sale, the Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Securities may be either offered to the public through underwriting syndicates represented by one or more managing underwriters or by underwriters without a syndicate. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent and the underwriters will be obligated to purchase all the Offered Securities if any are purchased. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

    Offered Securities may be sold directly by the Company or through agents designated by the Company from time to time. Any agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and the terms of such agency (including any commissions payable by the Company to such agent) will be set forth, in the Prospectus Supplement.

Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

    As one of the means of direct issuance of the Securities, the Company may utilize the services of an entity through which it may conduct an electronic "dutch auction" or similar offering of the Offered Securities among potential purchasers who are eligible to participate in the auction or offering of such Offered Securities, if so described in the applicable Prospectus Supplement.

    If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. Such contracts will be subject only to those conditions set forth in the Prospectus Supplement and the Prospectus Supplement will set forth the commission payable for solicitation of such contracts.

    This Prospectus together with an applicable Prospectus Supplement may also be used by Smith Barney in connection with offers and sales of the Securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Smith Barney may act as principal or agent in such transactions. Smith Barney has no obligation to make a market in any of the Securities and may discontinue its market-making activities at any time without notice, at its sole discretion. The Securities issued hereunder will be new issues of securities with no established trading market and no assurance can be made as to the existence or liquidity of a trading market for such Securities.

    Smith Barney, a member of the National Association of Securities Dealers, Inc. (the "NASD") and an affiliate of the Company, may participate in offers and sales of the Securities. Accordingly, any such offers and sales will conform with the requirements set forth in any applicable sections of Schedule E to the By-Laws of the NASD.

    Underwriters, dealers and agents may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, and may engage in transactions with, or perform services for, the Company and affiliates of the Company.

                                 ERISA MATTERS

    By virtue of the Company's affiliation with certain of its subsidiaries and certain subsidiaries of Travelers, including insurance company subsidiaries and Smith Barney, that provide services to many employee benefit plans, including investment advisory and asset management services, the Company, Travelers and any direct or indirect subsidiary of either of them may each be considered a "party in interest" within the meaning of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and a "disqualified person" under corresponding provisions of the Internal Revenue Code of 1986, as amended (the "Code"), with respect to such employee benefit plans. "Prohibited transactions" within the meaning of ERISA and the Code may result if the Securities are acquired by an employee benefit plan with respect to which the Company, Travelers or any direct or indirect subsidiary of either is a party in interest, unless the Securities are acquired pursuant to an applicable exemption. Any employee benefit plan or other entity subject to such provisions of ERISA or the Code proposing to acquire the Securities should consult with its legal counsel.

                                    EXPERTS

    The consolidated financial statements and schedules of the Company as of December 31, 1994 and 1993, and for each of the years in the three-year period ended December 31, 1994, included in the Company's Annual Report on Form 10-K for the year ended December 31, 1994, have been incorporated by reference herein, in reliance upon the report (also incorporated by reference herein) of KPMG

Peat Marwick LLP, independent certified public accountants, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the December 31, 1994 consolidated financial statements and schedules refers to changes in the Company's method of accounting for certain investments in debt and equity securities in 1994, methods of accounting for postretirement benefits other than pensions and accounting for postemployment benefits in 1993, and method of accounting for income taxes in 1992.

                                 LEGAL MATTERS

    The validity of the Securities offered hereby will be passed upon for the Company by Charles O. Prince, III, Esq., as counsel for the Company, 388 Greenwich Street, New York, New York, or by counsel to be identified in the Prospectus Supplement. Mr. Prince, Senior Vice President, General Counsel and Secretary of the Company, beneficially owns, or has rights to acquire under Travelers employee benefit plans, an aggregate of less than 1% of Travelers common stock.

    The validity of the Securities offered hereby will be passed upon for the underwriters or agents by counsel to be identified in the Prospectus Supplement.

===========================================     ===========================================
   No dealer, salesman or any other person
has been authorized to give any information,
or to make any representations, other than                  $200,000,000
those contained in this Prospectus
Supplement or the Prospectus, in connection
with the offer contained in this Prospectus
Supplement and the Prospectus, and, if
given or made, such information or
representations must not be relied upon as             COMMERCIAL CREDIT COMPANY
having been authorized by the Company or
the Underwriter.  Neither the delivery of
this Prospectus Supplement and the
Prospectus nor any sale made hereunder or
thereunder shall under any circumstances
create an implication that there has been          5.55% Notes due February 15, 2001
no change in the affairs of the
Company since the date hereof.  This
Prospectus Supplement and the Prospectus
are not an offer to sell or a solicitation
of an offer to buy any security in any
jurisdiction in which it is unlawful to
make such offer or solicitation.

          ---------------------
                                                          ----------------------
            TABLE OF CONTENTS
                                                           PROSPECTUS SUPPLEMENT
                                         Page                February 12, 1996
                                         ----
          PROSPECTUS SUPPLEMENT                           ----------------------
Capitalization........................   S-2
Ratio of Earnings to Fixed Charges....   S-2
Use of Proceeds.......................   S-3
Description of Notes..................   S-3
Underwriting..........................   S-4
Experts...............................   S-5
Legal Opinions........................   S-5

                 PROSPECTUS

Available Information.................     2
Incorporation of Certain Documents
  by Reference........................     3
The Company...........................     4
Use of Proceeds.......................     4
Ratio of Earnings to Fixed Charges....     4
Description of Securities.............     5
Plan of Distribution..................    11
ERISA Matters.........................    12
Experts...............................    12
Legal Matters.........................    13                LEHMAN BROTHERS

===========================================     ===========================================
